                                                                    Exhibit 12.1

                       JOHN HANCOCK LIFE INSURANCE COMPANY

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in millions)


                                                     Q1             For the Year Ended December 31,
                                                    2002      2001       2000       1999       1998       1997
                                                 ---------- ---------- ---------- ---------- ---------- ---------
Earnings: (a)
   Income before provision for income taxes       $  180.3   $  767.4   $1,101.1   $  217.1   $  610.1  $  570.5
   Add fixed charges                                 321.1    1,466.5    1,395.3    1,284.3    1,242.5   1,264.4
                                                 ---------- ---------- ---------- ---------- ---------- ---------

Earnings                                          $  501.4   $2,233.9   $2,496.4   $1,501.4   $1,852.6  $1,834.9

Fixed charges:
   Interest on debt and capitalized leases (b)    $   13.0   $   59.0   $   62.6   $   70.1   $   76.7  $   76.9
   Amortization of direct financing costs                -          -          -          -          -         -
   Amortization of discount on debt                      -          -          -          -          -         -
   Interest element of rentals                         0.1        1.2        2.0        1.7        2.1       2.4
   Interest credited to policyholders                308.0    1,406.3    1,330.7    1,212.5    1,163.7   1,185.1
                                                 ---------- ---------- ---------- ---------- ---------- ---------

Total fixed charges                               $  321.1   $1,466.5   $1,395.3   $1,284.3   $1,242.5  $1,264.4

Ratio of Earnings to Fixed Charges                     1.6        1.5        1.8        1.2        1.5       1.5


(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, the portion of rental expense which management believes is representative of the interest component of lease expense, and interest credited to policyholders.

(b) This amount reflects both long and short-term debt and includes amortization of debt issuance costs and amortization of discount on debt.